Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE

Equity One Reports Third Quarter 2013 Operating Results

North Miami Beach, FL, October 30, 2013 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2013.

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations of $0.30 per diluted share for the quarter, a 7% increase as compared to the same period of 2012, and $0.93 per diluted share for the nine months ended September 30, 2013, an 11% increase as compared to the same period of 2012

•
Generated Funds From Operations (FFO) of $0.30 per diluted share for the quarter, an 11% increase as compared to the same period of 2012, and $0.89 per diluted share for the nine months ended September 30, 2013, a 9% increase as compared to the same period of 2012

•	Increased same property net operating income (NOI) by 3.7% as compared to the third quarter of 2012 and 3.3% as compared to the nine months ended September 30, 2012

•	Core occupancy was 92.4%, a 90 basis point increase as compared to June 30, 2013, and a 50 basis point increase as compared to September 30, 2012

•	Same property occupancy increased 30 basis points to 92.1% as compared to June 30, 2013, and was unchanged at 92.2% as compared to September 30, 2012

•	Executed 139 new leases, renewals, and options totaling 812,495 square feet at an average rent spread of 9.3% on a same space basis

•	Increased average base rents to $15.52 per square foot at September 30, 2013, up 1.1% as compared to June 30, 2013 and up 7.2% as compared to September 30, 2012

•
Year-to-date, sold 29 non-core assets for $236.2 million, including seven assets for $48.2 million since July 1, 2013, and entered into contracts to sell an additional seven non-core assets for $65.9 million, including the company’s pro-rata share of a joint venture property

•	Received prepayment of a junior mezzanine loan receivable of $45.0 million

•	Acquired three of the seven Westwood Complex parcels in Bethesda, Maryland for $23.0 million

•	In October, acquired two shopping centers located in Westport, Connecticut and Pleasanton, California for $85.2 million

•	Also in October, through an unconsolidated joint venture, invested $7.8 million in connection with the purchase of a shopping center in Hackensack, New Jersey

•	Increased 2013 Recurring FFO guidance to a new range of $1.22 to $1.23 per diluted share which compares to previous guidance of $1.20 to $1.23 per diluted share

“We are pleased with our third quarter results realizing our fifth consecutive quarter of 3% or more same property NOI growth in addition to very favorable leasing trends both in terms of volume and spreads. Our capital recycling initiative, which commenced in 2009, is successfully drawing to a conclusion. During this time frame, we have acquired $2 billion of high quality retail assets, many of which contain below market rents and redevelopment potential. In addition, we sold $1 billion of lower tier, non-core properties situated in smaller, secondary markets. We are now focused on enhancing our existing assets through expansions, redevelopments and upgrading our tenant mix,” said Jeff Olson, CEO.

Financial Highlights

In the third quarter of 2013, the company generated FFO of $38.4 million, or $0.30 per diluted share, as compared to $34.5 million, or $0.27 per diluted share for the same period of 2012. For the nine months ended September 30, 2013, the company generated FFO of $115.1 million, or $0.89 per diluted share, as compared to $102.1 million, or $0.82 per diluted share for the same period of 2012. Recurring FFO was $39.3 million, or $0.30 per diluted share, in the third quarter of 2013, up 7% as compared to $0.28 per diluted share in the third quarter of 2012. Recurring FFO was $119.9 million, or $0.93 per diluted share, in the nine months ended September 30, 2013, up 11% as compared to $0.84 per diluted share in the same period of 2012.

Net income attributable to Equity One was $10.6 million, or $0.09 per diluted share, for the quarter ended September 30, 2013, as compared to $8.1 million, or $0.07 per diluted share, for the third quarter of 2012. Net income attributable to Equity One was $68.8 million, or $0.58 per diluted share, for the nine months ended September 30, 2013, as compared to $29.3 million, or $0.25 per diluted share, for the same period of 2012. Net income for the nine months ended September 30, 2013 and 2012 includes gains on the sale of income producing non-core properties and land sales of $35.9 million and $14.3 million, respectively, net of tax. A reconciliation of net income attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights

Same property net operating income increased 3.7% for the third quarter of 2013 as compared to the third quarter of 2012. Same property net operating income increased 3.3% for the nine months ended September 30, 2013 as compared to the same period of 2012. As of September 30, 2013, occupancy for the company’s consolidated core portfolio was 92.4% as compared to 91.5% as of June 30, 2013 and 91.9% as of September 30, 2012. On a same property basis, occupancy increased 30 basis points to 92.1% as compared to June 30, 2013, and was unchanged at 92.2% as compared to September 30, 2012.

During the third quarter of 2013, the company executed 139 new leases, renewals, and options totaling 812,495 square feet, representing a 9.3% increase from prior cash rents on a same space basis. This included 54 new leases in the core portfolio totaling 251,173 square feet. On a same space basis, 32 new leases were executed comprising 109,401 square feet at an average rental rate of $15.99 per square foot, representing an 8.5% increase from prior cash rents. Additionally, the company renewed 85 leases in its core portfolio totaling 561,322 square feet. On a same space basis, 81 leases were renewed comprising 541,298 square feet at an average rental rate of $13.87 per square foot, representing a 9.5% increase from prior cash rents.
Development and Redevelopment Activities

As of September 30, 2013, the company had approximately $267.2 million of active development and redevelopment projects underway for which $85.4 million remains to be funded. The largest development project is The Gallery at Westbury Plaza in which the company has invested $139.3 million as of September 30, 2013. New tenants that have recently opened include Noodles and Company, Paper Source and Red Mango. Additional openings are expected during the fourth quarter for Home Goods, Ruby & Jenna and Bank of America. The Gallery at Westbury Plaza is currently 92% leased with another 3% under letters of intent.

Construction activity at Broadway Plaza, a development site in the Bronx, New York, is progressing as planned. We have executed leases or letters of intent for 71% of the total square footage, including all of the second level. The project is expected to open during the fourth quarter of 2014 at a total cost of approximately $52.8 million.

Significant progress is being made at Serramonte with the construction of a new 83,000 square foot Dick’s Sporting Goods store which will serve as a new anchor. The store is now under roof and is expected to be completed during the first quarter of 2014 at a projected cost of approximately $19.3 million.

The company has six additional properties under active redevelopment at an expected cost of $45.5 million. During the third quarter of 2013, Willows Shopping Center in Concord, California was added to the redevelopment pipeline, with plans to commence site work on a $13.5 million project prior to year-end. This redevelopment will bring Ulta Beauty to the center, will improve the layout and functional design of the center, and will include lifestyle components that will cater to a wide range of retailers. Other redevelopment projects include expansions and new anchor re-tenanting with retailers such as LA Fitness, Publix, CVS Pharmacy, The Fresh Market, and Ross. The company is actively working on future redevelopment opportunities that include projects to consolidate shop space, to upgrade the tenant mix of certain centers by replacing underperforming anchor tenants and to expand certain centers by adding new outparcels.

Disposition Activity

During the third quarter of 2013 and through the date of this release, the company closed on the sale of seven non-core assets totaling 648,491 square feet of gross leasable area (GLA) for $48.2 million. Year-to-date through the date of this release, 29 non-core assets have been sold totaling approximately 2.3 million square feet of GLA for $236.2 million.

The company also has pending contracts to sell an additional seven non-core assets, totaling approximately 669,928 square feet of GLA for $65.9 million, including the company’s pro-rata share of a joint venture property, which are subject to various contingencies and closing conditions. The weighted average capitalization rate on the combined $302.1 million of value of the properties sold during 2013 and under contract as the date of this release is approximately 7%. The company continues to explore opportunities to dispose of non-core assets located in secondary markets as part of its capital recycling initiatives, and is on track to sell approximately $300 million of non-core assets in 2013.

Investing and Financing Activities

In September 2013, the company completed the acquisition of Manor Care and two CITGO gas station parcels, which are part of the Westwood Complex, located in Bethesda, Maryland, for an aggregate purchase price of $23.0 million. The company previously provided $17.8 million of financing against these three parcels resulting in net new additional funding of $5.2 million upon closing. During the second quarter of 2013, the company completed the acquisition of Westwood Towers and Bowlmor Lanes for an aggregate purchase price of $37.0 million. The company expects to acquire the remaining two parcels, which include the Westwood Shopping Center, no later than January 2014 for an aggregate purchase price of $80.0 million, or approximately $19.5 million net of the existing financing, thereby bringing the total investment in Westwood to $140.0 million.

In October 2013, the company closed on the acquisition of The Village Center in Westport, Connecticut for $54.3 million including the assumption of a $15.7 million mortgage maturing in May 2019. The property is 98% leased and consists of four retail buildings comprising 90,000 square feet of space, including a highly productive Fresh Market. The property is located along the Post Road, less than half a mile from the company’s Compo Acres Shopping Center, in one of Fairfield County’s most affluent areas where one-mile average incomes are in excess of $225,000. The property contains numerous leases with below market rents and offers significant opportunities for growth via future redevelopment.

In October 2013, the company also acquired Pleasanton Plaza, a 163,000 square foot center located in Pleasanton, California, for $30.9 million. The property, which is 96% leased, is anchored by JCPenney Home Store, OfficeMax and Cost Plus World Market, and is adjacent to Stoneridge Mall, a highly productive retail destination. In-place rents for the anchor and in-line spaces are significantly below market and the center’s location makes it highly attractive for future redevelopment, anchor repositioning and expansion opportunities. The trade area is very affluent with average household incomes in excess of $120,000 within a three-mile radius. The company assumed a $20.0 million mortgage that matures in June 2015 as part of the acquisition.

In addition, in October 2013, the company’s joint venture with the New York Common Retirement Fund, in which the company owns a 30% interest, acquired a 129,000 square foot shopping center in Hackensack, New Jersey for a purchase price of $47.8 million, including $24.0 million of mortgage debt. The company’s proportionate share of the purchase price, including transaction costs, was $7.8 million. The property is located off Interstate 80, approximately 15 miles west of Manhattan, and is 97% leased. The property is anchored by ShopRite and enjoys favorable demographics with a three-mile population of approximately 190,000 and average household income of $83,000.

In August 2013, the company’s $45.0 million junior mezzanine loan receivable bearing interest at 9.21% was prepaid as expected.

Balance Sheet Highlights

At September 30, 2013, the company’s total market capitalization (including debt and equity) was $4.3 billion, comprising 129.4 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.8 billion and approximately $1.5 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 32.8%. At September 30, 2013, the company had approximately $67.9 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $90.0 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company updated its 2013 Recurring FFO guidance to a new range of $1.22 to $1.23 per diluted share, which compares to previous guidance of $1.20 to $1.23 per diluted share. This guidance reflects the company’s updated assumption of 2013 same property cash NOI growth of 3.0% to 3.5% versus the prior estimate of 2.5% to 3.25%.

Recurring FFO excludes debt extinguishment gains/losses, gains on disposal of depreciable assets, impairment charges, transaction costs and certain other income or charges. The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2013:

	For the year ended December 31, 2013 (1)
	Low	High
Estimated net income attributable to Equity One	$0.68	$0.69
Adjustments:
Net adjustment for rounding and shares issuable to LIH	(0.05)	(0.05)
Impairments of depreciable real estate, net of tax	0.02	0.02
Gain on disposal of depreciable assets, net of tax	(0.28)	(0.28)
Rental property depreciation and amortization including pro rata share of joint ventures	0.73	0.73
Earnings allocated to non-controlling interest (2)	0.08	0.08

Estimated FFO attributable to Equity One	$1.18	$1.19

Transaction costs, goodwill impairment charges and other	0.04	0.04
Estimated Recurring FFO attributable to Equity One	$1.22	$1.23

(1)
Does not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment charges.

(2)	Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating net income per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” The company also believes that Recurring FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods.
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company defines Recurring FFO as set forth above under “FFO and Earnings Guidance.” The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company’s method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
FFO and Recurring FFO are presented to assist investors in analyzing the company’s operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or

(iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One is the most directly comparable GAAP measure to FFO and Recurring FFO. A reconciliation of net income attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, October 31, 2013 at 9:00 a.m. Eastern Time to review its 2013 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 3087408. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10033302 through November 10, 2013.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net under “About Us”. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of September 30, 2013, our consolidated property portfolio comprised 144 properties, including 121 retail properties and seven non-retail properties totaling approximately 15.3 million square feet of gross leasable area, or GLA, 10 development or redevelopment properties with approximately 1.7 million square feet of GLA upon completion, and six land parcels. As of September 30, 2013, our core portfolio was 92.4% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 18 retail properties and two office buildings totaling approximately 3.4 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets September 30, 2013 and December 31, 2012 (Unaudited) (In thousands, except share par value amounts)

	September 30, 2013	December 31, 2012
ASSETS
Properties:
Income producing	$3,099,509	$2,986,776
Less: accumulated depreciation	(346,866)	(304,651)
Income producing properties, net	2,752,643	2,682,125
Construction in progress and land held for development	88,655	108,711
Properties held for sale	24,710	219,504
Properties, net	2,866,008	3,010,340
Cash and cash equivalents	26,724	27,416
Cash held in escrow and restricted cash	41,142	442
Accounts and other receivables, net	15,669	14,320
Investments in and advances to unconsolidated joint ventures	80,680	72,171
Loans receivable, net	72,241	140,708
Goodwill	6,576	6,714
Other assets	236,838	230,557
TOTAL ASSETS	$3,345,878	$3,502,668

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$396,374	$425,755
Unsecured senior notes payable	731,136	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	90,000	172,000
	1,467,510	1,578,891
Unamortized premium on notes payable, net	4,649	6,432
Total notes payable	1,472,159	1,585,323
Other liabilities:
Accounts payable and accrued expenses	52,197	55,248
Tenant security deposits	8,273	8,401
Deferred tax liability	11,726	12,016
Other liabilities	168,887	196,379
Liabilities associated with properties held for sale	13,947	18,271
Total liabilities	1,727,189	1,875,638
Redeemable noncontrolling interests	3,031	22,551
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 117,549 and 116,938 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,175	1,169
Additional paid-in capital	1,691,664	1,679,227
Distributions in excess of earnings	(285,470)	(276,085)
Accumulated other comprehensive income (loss)	589	(7,585)
Total stockholders’ equity of Equity One, Inc.	1,407,958	1,396,726
Noncontrolling interests	207,700	207,753
Total equity	1,615,658	1,604,479
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$3,345,878	$3,502,668

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and nine months ended September 30, 2013 and 2012 (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013		2012	2013	2012
REVENUE:
Minimum rent	$63,640		$57,936	$187,097	$170,071
Expense recoveries	18,972		17,191	57,912	50,689
Percentage rent	989		943	3,701	3,677
Management and leasing services	587		499	1,485	1,803
Total revenue	84,188		76,569	250,195	226,240
COSTS AND EXPENSES:
Property operating	22,488		20,770	67,649	60,891
Depreciation and amortization	21,004		19,162	66,436	60,722
General and administrative	9,579		10,078	28,155	31,916
Total costs and expenses	53,071		50,010	162,240	153,529
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	31,117		26,559	87,955	72,711
OTHER INCOME AND EXPENSE:
Investment income	1,453		1,583	5,866	4,610
Equity in income of unconsolidated joint ventures	716		469	1,766	129
Other income (expense)	38		(9)	199	43
Interest expense	(16,923)		(17,522)	(50,860)	(51,604)
Amortization of deferred financing fees	(606)		(627)	(1,815)	(1,829)
Gain on extinguishment of debt	—		—	107	352
Impairment loss on goodwill and income producing properties	(1,213)		—	(3,875)	—
INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	14,582		10,453	39,343	24,412
Income tax benefit (expense) of taxable REIT subsidiaries	382		(381)	361	(140)
INCOME FROM CONTINUING OPERATIONS	14,964		10,072	39,704	24,272
DISCONTINUED OPERATIONS:
Operations of income producing properties	638		3,271	3,495	9,071
(Loss) gain on disposal of income producing properties	(187)		—	36,672	14,269
Impairment loss on income producing properties	(2,576)		(2,445)	(2,704)	(9,818)
Income tax benefit (expense) of taxable REIT subsidiaries	212		(97)	(648)	(277)
(LOSS) INCOME FROM DISCONTINUED OPERATIONS	(1,913)		729	36,815	13,245
NET INCOME	13,051		10,801	76,519	37,517
Net income attributable to noncontrolling interests - continuing operations	(2,480)		(2,730)	(7,655)	(8,183)
Net income attributable to noncontrolling interests - discontinued operations	—		(6)	(62)	(19)
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$10,571		$8,065	$68,802	$29,315

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.10		$0.06	$0.27	$0.13
Discontinued operations	(0.02)		0.01	0.31	0.12
	$0.09	*	$0.07	$0.58	$0.25

Number of Shares Used in Computing Basic Earnings (Loss) per Share	117,538		114,699	117,320	113,359

EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.10		$0.06	$0.27	$0.13
Discontinued operations	(0.02)		0.01	0.31	0.12
	$0.09	*	$0.07	$0.58	$0.25

Number of Shares Used in Computing Diluted Earnings (Loss) per Share	117,804		114,998	117,627	113,681
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(In thousands)
Net income attributable to Equity One, Inc.	$10,571	$8,065	$68,802	$29,315
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	21,115	20,701	67,871	65,481
Earnings allocated to noncontrolling interest (2)	2,499	2,499	7,497	7,497
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,041	812	3,202	3,055
Impairments of depreciable real estate, net of tax (1)	3,000	2,445	3,215	9,818
Loss (gain) on disposal of depreciable assets, net of tax (1)	155	—	(35,471)	(13,086)
Funds From Operations	38,381	34,522	115,116	102,080
Transaction costs associated with acquisition and disposition activity, net of tax (1) (3)	790	1,425	2,054	3,404
Impairment of goodwill and land held for development	138	—	2,658	—
Loss on debt extinguishment, net of tax	—	—	575	373
Gain on land and outparcel sales, net of controlling interests (1)	—	—	(461)	(1,183)
Recurring Funds From Operations	$39,309	$35,947	$119,942	$104,674
 _______________________

(1) Includes amounts classified as discontinued operations.
(2) Represents earnings allocated to unissued shares held by Liberty International Holdings, Ltd. ("LIH"), which have been excluded for purposes of calculating earnings per diluted share for all periods presented. FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(3) Includes $107,000 and $417,000 of severance costs for the three and nine months ended September 30, 2013, respectively. Also includes $68,000 of dead deal costs for the three and nine months ended September 30, 2013.

Funds from Operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended		Nine months ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Earnings per diluted share attributable to Equity One, Inc.	$0.09	$0.07	$0.58	$0.25
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.16	0.16	0.53	0.52
Earnings allocated to noncontrolling interest (1)	0.02	0.02	0.06	0.06
Net adjustment for rounding and earnings attributable to unvested shares (2)	—	(0.01)	(0.04)	(0.01)
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.02	0.02
Impairments of depreciable real estate, net of tax	0.02	0.02	0.02	0.08
Gain on disposal of depreciable assets, net of tax	—	—	(0.28)	(0.10)
Funds From Operations per Diluted Share	$0.30	$0.27	$0.89	$0.82

Funds From Operations per Diluted Share	$0.30	$0.27	$0.89	$0.82
Transaction costs associated with acquisition and disposition activity, net of tax	—	0.01	0.02	0.03
Impairment of goodwill and land held for development	—	—	0.02	—
Gain on land and outparcel sales	—	—	—	(0.01)
Recurring Funds From Operations per Diluted Share	$0.30	$0.28	$0.93	$0.84
Weighted Average Diluted Shares ( in thousands) (3)	129,161	126,356	128,985	125,039
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(1) Represents earnings allocated to unissued shares held by LIH, which have been excluded for purposes of calculating earnings per diluted share for all periods presented. FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(2) Represents an adjustment to compensate for the rounding of the individual calculations and to compensate for earnings allocated to unvested shares and shares issuable to LIH.
(3) Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share for all the periods presented are higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into our common stock, and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.